CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.16 to the registration statement on Form N-1A File No. 33-49583 (“Registration Statement”) of our report dated July 10, 2007 relating to the financial statements and financial highlights appearing in the May 31, 2007 Annual Report of Putnam Capital Appreciation Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

s/s PWC LLP

PriceWaterhouseCoopers LLP
Boston, Massachusetts
September 24, 2007